Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-207718) and on Form S-8 (No. 333-197952 and No. 333-182670) of LendingTree, Inc. of our report, dated November 11, 2016, relating to the financial statements of Iron Horse Holdings, LLC, which comprise the balance sheet as of December 31, 2015, and the related statements of operations and members’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.

/s/ Kimble, Certified Public Accountants

Richmond, Virginia
February 1, 2017